Exhibit 3.1

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

ARTICLES OF AMENDMENT

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to amend its charter (the “Charter”) as currently in effect and as hereinafter amended.

SECOND: In accordance with Section 2-603(c) of the Maryland Code, this amendment to the charter has been duly approved by the Board of Directors of the Corporation as required by law.

THIRD: The charter of the Corporation is hereby amended as follows:

Section 5.3.10 is deleted in its entirety and replaced with the new Section 5.3.10. The text of the new section follows.

Series B Preferred Stock

Section 5.3.10 Designation and Number. A series of Preferred Stock, designated the “Series B Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The number of shares of the Series B Preferred Stock shall be 3,000,000.

FOURTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 80,000,000, consisting of 75,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, without par value per share, of which 1,000,000 shares were designated as Series B Preferred Stock. The aggregate par value of all shares of stock having par value was $750,000.

FIFTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 80,000,000, consisting of 75,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, without par value per share, of which 3,000,000 shares are designated as Series B Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $750,000.

SIXTH: The undersigned Chairman and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary as of the 15th day of August, 2014.

ATTEST:			WHEELER REAL ESTATE INVESTMENT TRUST, INC.:

By:	/s/ Robin A. Hanisch		By:	/s/ Jon S. Wheeler
	Name:	Robin A. Hanisch		Name:	Jon S. Wheeler
	Title:	Secretary		Title:	Chairman and Chief Executive Officer

Return address of filing party:

Wheeler Real Estate Investment Trust, Inc.

c/o The Corporation Trust Incorporated

351 West Camden Street

Baltimore, MD 21201

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